Exhibit 99.1

Wave Acquires Data Loss Protection Leader Safend

To Expand its Endpoint Security Portfolio

Transaction Adds 2600 Enterprise Customers, Expands Global Distribution through Value Added Resellers and Widens Geographic Footprint in Europe and Far East

Lee, MA & Tel Aviv, Israel—September 22, 2011—Wave Systems Corp. (NASDAQ:WAVX; www.wave.com) has completed the acquisition of  Safend Ltd., a leading provider of endpoint data loss protection solutions, including port and device control, encryption for removable media, content inspection and discovery, for approximately $12.8 million, as addressed below.

The addition of Safend’s complementary product suite creates strong cross-selling opportunities into the healthcare, financial and government verticals where data loss protection is a high priority. Safend’s reseller channel, combined with its direct sales force and strong presence in EMEA, gives Wave new sales resources with access to new market opportunities.  Headquartered in Tel Aviv, Israel, with offices in Philadelphia, Safend has approximately 70 employees.   Prior to the acquisition, Safend was backed by prominent technology venture capital investors including Elron Electronics Industries Ltd. (Tel Aviv Stock Exchange: ELRN), Intel Capital and Walden Israel Venture Capital.

“With the escalation of cyber threats and an increasingly mobile workforce, many customers are looking for an integrated and cohesive security solution across the data lifecycle—from data-at-rest to data-in-motion and, ultimately, to archiving,” said Steven Sprague, Wave CEO and President.  “Safend’s award-winning suite of DLP, port control and removable media encryption software strengthens our existing portfolio of data encryption and device authentication solutions.  The acquisition will enable Wave to deliver a holistic trusted computing management platform that roots software security to trusted computing hardware and provides the enterprise with interoperability across all platforms.

“Having gotten to know the Safend principals, the technical team, their products and the market opportunity over the last several months, the benefits of joining forces became clear to all of us,” Mr. Sprague continued.

Wave will retain Safend’s experienced executive team, including Safend Founder Gil Sever.

“Wave and Safend share a complementary vision for the future of data security, work with the same types of industry-leading customers, and have a respect for each other’s cultures of innovation,” said Mr. Sever. “Joining Wave is a strategic move that we believe will deliver significant benefit for Safend customers, partners and employees. Together, we have an opportunity to further strengthen our leadership position in data security by creating new, innovative and integrated products and capabilities to solve our customers’ most complex security challenges.”

Safend’s FIPS 140-2 and Common Criteria-Certified DLP suite includes:

•	Safend Encryptor	Provides transparent hard disk encryption;

•	Safend Protector	Granularly controls ports and devices;

•	Safend Inspector	Inspects and blocks leakage of sensitive content through email, instant messaging, Web, external storage, and printers;

•	Safend Discoverer	Maps, classifies and locates data stored on organizational endpoints and networks;

•	Safend Reporter	Creates detailed graphical reports used for compliance assessment; and,

•	Safend Auditor	Non-intrusively scans endpoints for past and present connected devices and Wi-Fi networks.

“With this acquisition Wave has a unique opportunity to advance our relationships with our OEMs, customers and channel partners, as the Wave portfolio increases in depth and breadth,” commented Brian Berger, Wave’s Executive Vice President of Marketing and Sales. “Safend has cultivated relationships with an extensive network of distributors, resellers and VARs that we believe will provide expanded sales opportunities, especially those in key vertical markets and in regions of the world where Wave has had a limited footprint.”

The $12,761,966 purchase price consisted of $1.1 million in cash and 5,267,374 shares of Wave’s common stock valued at the trailing 10-day average closing price of $2.214 per share. Wave plans to file a registration statement to register shares being issued in the transaction.

About Safend

Safend, a leading provider of endpoint data protection, guards against corporate data loss and theft through its content discovery and inspection, encryption and comprehensive device and port control.  Safend encrypts internal hard drives, removable storage and CD/DVDs and provides granular port and device control over all physical and wireless ports.  Safend maps sensitive information and controls data flow through email, Web, external devices and additional channels.  Safend solutions are designed to ensure compliance with HIPAA, PCI, and multiple other regulatory data security and privacy standards.  Safend has over 2600 customers and more than 3 million software seats deployed by multinational enterprises, government agencies and small to mid-size companies across the globe.  For more information, visit http://www.safend.com/

About Wave Systems

Wave Systems Corp. (NASDAQ: WAVX) reduces the complexity, cost and uncertainly of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves.  Wave has been a foremost expert on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

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For more information please contact:

Gerard T. Feeney, CFO
Wave Systems Corp.
413-243-1600
info@wavesys.com